1 of 22



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 4)



                              Hybrid Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   44860K 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|           Rule 13d-1(b)
|_|           Rule 13d-1(c)
|X|           Rule 13d-1(d)

                                                                         2 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
                              Accel IV L.P. ("A4")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------


                                                                         3 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel Keiretsu L.P. ("AK")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of        5.    Sole Voting Power
Shares                 0 shares.
Beneficially           -------------------------------------------------------------------------------------------------------------
Owned by
Each             6.    Shared Voting Power 0 shares.
Reporting              -------------------------------------------------------------------------------------------------------------
Person With
                 7.    Sole Dispositive Power 0 shares.
                       -------------------------------------------------------------------------------------------------------------

                 8.    Shared Dispositive Power
                       0 shares.
                       -------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------


                                                                         4 of 22


CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel Partners & Co. Inc. ("AP&C")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             CO
             -----------------------------------------------------------------------------------------------------------------------

                                                                         5 of 22


CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel Investors '95 L.P. ("AI95")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

                                                                         6 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel IV Associates L.P. ("A4A")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------


                                                                         7 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Homestake Partners L.P. ("HP")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

                                                                         8 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Ellmore C. Patterson Partners ("ECPP")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  24,260 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to vote these
Beneficially            shares.
Owned by                ------------------------------------------------------------------------------------------------------------
Each
Reporting         6.    Shared Voting Power 0 shares.
Person With             ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        24,260 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
                                 24,260 shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.1%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

                                                                         9 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel VII L.P. ("A7")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

                                                                        10 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.
             Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel VII Associates L.L.C. ("A7A")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             OO
             -----------------------------------------------------------------------------------------------------------------------

                                                                        11 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel Internet Fund III L.P. ("AIF3")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

                                                                        12 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel Internet Fund III Associates L.L.C. ("AIF3A")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             OO
             -----------------------------------------------------------------------------------------------------------------------

                                                                        13 of 22


CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Accel Investors '99 L.P. ("AI99")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
             Delaware
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             PN
             -----------------------------------------------------------------------------------------------------------------------

                                                                        14 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             James W. Breyer ("Breyer")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
                                  U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------

                                                                        15 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Luke B. Evnin ("Evnin")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
                                  U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------


                                                                        16 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Eugene D. Hill, III ("Hill")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
                                  U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------

                                                                        17 of 22


CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Paul H. Klingenstein ("Klingenstein")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
                                  U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------

                                                                        18 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             Arthur C. Patterson ("Patterson")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
                                  U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  24,260 shares, all of which are directly owned by ECPP.  Patterson is the general partner of ECPP and may be
Beneficially            deemed to have sole power to vote these shares.
Owned by                ------------------------------------------------------------------------------------------------------------
Each
Reporting         6.    Shared Voting Power 0 shares.
Person With             ------------------------------------------------------------------------------------------------------------

                  7.    Sole Dispositive Power
                        24,260 shares, all of which are directly owned by ECPP. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person
                                 24,260 shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.1%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------

                                                                        19 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             James R. Swartz ("Swartz")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
                                  U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------


                                                                       20 of 22

CUSIP No. 44860K 10 2
------------------------------------------------------------------------------------------------------------------------------------

      1.     Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
             J. Peter Wagner ("Wagner")
             -----------------------------------------------------------------------------------------------------------------------

      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a) |_|
                    ----------------------------------------------------------------------------------------------------------------
             (b) |X|
                    ----------------------------------------------------------------------------------------------------------------

      3.     SEC Use Only
             -----------------------------------------------------------------------------------------------------------------------

      4.     Citizenship or Place of Organization
                                  U.S. Citizen
             -----------------------------------------------------------------------------------------------------------------------

Number of         5.    Sole Voting Power
Shares                  0 shares.
Beneficially            ------------------------------------------------------------------------------------------------------------
Owned by
Each              6.    Shared Voting Power 0 shares.
Reporting               ------------------------------------------------------------------------------------------------------------
Person With
                  7.    Sole Dispositive Power 0 shares.
                        ------------------------------------------------------------------------------------------------------------

                  8.    Shared Dispositive Power
                        0 shares.
                        ------------------------------------------------------------------------------------------------------------

      9.     Aggregate Amount Beneficially Owned by Each Reporting Person 0
             shares.
             -----------------------------------------------------------------------------------------------------------------------

      10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions) |_|
             -----------------------------------------------------------------------------------------------------------------------

      11.    Percent of Class Represented by Amount in Row (9) 0.0%
             -----------------------------------------------------------------------------------------------------------------------

      12.    Type of Reporting Person (See Instructions)
             IN
             -----------------------------------------------------------------------------------------------------------------------

                                                                        21 of 22

This Amendment No. 4 amends Amendment No. 3 to the Statement on 13(G) filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '95 L.P., a Delaware limited partnership ("AI95"), Accel VII L.P., a Delaware limited partnership ("A7"), Accel VII Associates L.L.C., a Delaware limited liability company and the general partner of A7 ("A7A"), Accel Internet Fund III L.P., a Delaware limited partnership ("AIF3"), Accel Internet Fund III Associates L.L.C., a Delaware limited liability company and the general partner of AIF3 ("AIF3A"), Accel Investors '99 L.P., a Delaware limited partnership
("AI99"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, Homestake Partners L.P., a Delaware limited partnership and a general partner of A4A ("HP"), James W. Breyer ("Breyer"), a general partner of A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, Luke B. Evnin ("Evnin"), a general partner of A4A and AI95, Eugene D. Hill, III ("Hill"), a general partner of A4A and AI95, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and AI95, Arthur C. Patterson ("Patterson"), a general partner of ECPP, A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A, James R. Swartz ("Swartz"), a general partner of HP, A4A, AI95 and AI99, an officer of AP&C and a managing member of A7A and AIF3A and J. Peter Wagner ("Wagner"), a managing member of A7A and AIF3A and a general partner of AI99. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 4.


Item 4.      Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2004.

              (a) Amount  beneficially  owned:  See Row 9 of cover page for each
                  Reporting Person.

              (b) Percent of class:  See Row 11 of cover page for each Reporting
                  Person.

              (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose  or to direct the  disposition  of
                        See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.


Item 5.      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

                                                                        22 of 22


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2005

Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Investors '95 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.
Homestake Partners L.P.                      By:   /s/ Tracy L. Sedlock
Accel VII L.P.                               -----------------------------------
Accel VII Associates L.L.C.                   Tracy L. Sedlock, Attorney-in-fact
Accel Internet Fund III L.P.                  for above-listed entities
Accel Internet Fund III Associates L.L.C.
Accel Investors '99 L.P.
Ellmore C. Patterson Partners



Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
James R. Swartz
J. Peter Wagner                              By:   /s/ Tracy L. Sedlock
                                             -----------------------------------
                                              Tracy L. Sedlock, Attorney-in-fact
                                              for above-listed individuals